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                                   PRESS RELEASE

                    FIRST PLACE FINANCIAL CORPORATION ANNOUNCES
                               MANAGEMENT PROMOTIONS
                                  August 19, 1998


     Robert S. Culpepper, chairman of the board of First Place Financial Corporation (FPFC), today announced that effective September 1, 1998, Richard
I. Ledbetter will become chairman of the board and chief executive officer of FPFC and James D. Rose will become president of First National Bank of Farmington (FNBF).

     Ledbetter,61, joined FNBF in 1958, and is currently chief executive officer of FPFC and president and chief executive officer of FNBF, the flagship bank for the Farmington-based holding company.

     Rose, 55, is currently executive vice president of FNBF and president and chief operating officer of FPFC and will continue as president of FPFC. He has been with FNBF for 16 years. As president, he will assume the day-to-day responsibilities of the bank and will coordinate the bank's activities with FPFC.

     Culpepper, who was named chairman emeritus of FPFC, will remain as chairman of the board of FNBF, a position once held by his father, C.C. Culpepper.

     According to Culpepper, "The changes in management responsibilities are being made in conjunction with FPFC's entry into the Albuquerque market with the scheduled opening of Capital Bank in mid- to late-September. As the senior executive officer, Ledbetter will now be able to focus on strategic planning for the company and to ensure an effective entry into the Albuquerque market."

     "As we approach one billion dollars in total assets and plan for the 21st century, the board recognized the necessity of dividing some of the management responsibilities," said Ledbetter. "Jim Rose and I have worked closely together for 16 years and these new

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roles are the logical next step for both of us. These moves have been part of our management succession plan for some time and this will also create opportunities for some of our younger people. We have a very talented group of managers who are fully capable of assuming greater responsibilities."

     "Another key addition to our management team is Bob Goodman, the former president of Sunwest Bank in Albuquerque," said Ledbetter. "Bob will not only be president and chief executive officer of Capital Bank in Albuquerque but he also serves as executive vice president and chief credit officer of FPFC. Bob is putting together an absolutely top-notch staff at Capital Bank that I am confident will redefine customer service in the Albuquerque market."

     Ledbetter was named president and chief executive officer of FNBF in 1980. Under his leadership, the bank's total assets have increased from approximately $100 million to $724.5 million at June 30, 1998 and today it is the third largest bank chartered in New Mexico and the largest bank outside Albuquerque. Consolidated stockholders' equity has increased from approximately $8.0 million in 1980 to $74.2 million at June 30, 1998. Adjusted for stock splits and stock dividends, the price for one share of the company's common stock has increased from $6.77 to approximately $64.00 and annualized cash dividends have increased from $.20 per share to $1.85 per share during Ledbetter's tenure as chief executive officer. Market capitalization has increased from $13 million to over $138 million.

     In addition to serving on numerous civic and community boards, Ledbetter served six years as a director of the Denver Branch of the Federal Reserve Bank of Kansas City, is currently serving his second term as a director of the New Mexico Bankers Association and served as President of the Association
in 1989-90.   Ledbetter was the recipient of the 1994 Western States School of Banking Bank Leadership Award.

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     Rose, who received his master of business administration degree from the
University of New Mexico, was previously Vice President and Comptroller of First National Bank in Albuquerque and Vice President - Finance of Popular Services, Inc. in Passaic, New Jersey. He has served as a director of the New Mexico Bankers Association and as Chairman of the Western States School of Banking. Rose also served as the 1995 campaign chairman for San Juan United Way.

     FPFC, which owns First National Bank of Farmington, New Mexico, Western Bank of Gallup, New Mexico, Burns National Bank of Durango, Colorado had total assets at June 30, 1998 of $935.6 million, making it the largest bank holding company headquartered in New Mexico. It's stock is quoted on the NASDAQ Bulletin Board under the symbol FPLF.



FOR FURTHER INFORMATION CONTACT:   RICHARD I. LEDBETTER  (505) 324-9525
                                   JAMES D. ROSE  (505) 324-9542